Exhibit 99.1

Contacts at the Company:
Michael P. O’Donnell, CEO
Frederick J. Dreibholz, CFO
Telephone: (303) 804-1333

Market: Nasdaq/NMS
Symbol:CMPP

FOR IMMEDIATE RELEASE
      May 3, 2005

CHAMPPS ENTERTAINMENT, INC. ANNOUNCES PRELIMINARY THIRD QUARTER EARNINGS

        Littleton, Colo. – May 3, 2005 — Champps Entertainment, Inc. (Nasdaq: CMPP) today announced preliminary results for its fiscal 2005 third quarter and 40 weeks ended April 3, 2005.

        Highlights for the quarter included:

•	Revenues increased 2.7 percent over the same quarter in the prior year to $55,631,000.

•	One new Champps restaurant was opened during the quarter.

•	Based on the preliminary calculations of the estimated fair values of impaired assets of certain underperforming restaurants, the Company expects, to record an impairment charge of up to $6.6 million in the current quarter.

•	The Company incurred additional expenses on a pre-tax basis associated with the change of chief executives of $0.7 million and additional accrual for fees of $145,000 related to our recent restatement to correct our accounting for leases.

        Strategic initiatives to be implemented:

Our new chief executive officer, Michael P. O’Donnell, has defined numerous initiatives intended to improve sales and positively impact the bottom line. These initiatives include:

•	Implementing a new, smaller menu intended to allow for better execution and improved quality.

•	Training and recertification of all Company management to create a heightened awareness of our mission of hospitality.

•	Focus on our bar program to increase the excitement in our bar areas.

•	Implementation of a more aggressive bonus plan for our restaurant management to create an ownership mentality.

•	New real estate strategy to improve revenues at our new stores.

•	Focus on franchise development.

ESTIMATED ASSET IMPAIRMENT CHARGE

        Based on preliminary calculations of the estimated fair values of impaired assets of certain underperforming restaurants, the Company expects to record an impairment charge in the current quarter of up to $6.6 million. The information contained in this press release includes our current estimate of the impairment charge of $6.6 million. However, we are still in the process of evaluating the appropriate amount to record and the amount of the impairment charge we ultimately reflect in our third quarter results could be materially different from this amount. The Company is currently completing the required evaluation and expects to reflect the final impairment amount in its final 2005 third quarter financial results. Impairment charges are a non-cash expense and will not have a material adverse effect on our working capital, cash flows or our debt covenants. There can be no assurance that we will not experience circumstances in the future that require us to write-down additional assets.

OPERATING HIGHLIGHTS

        Total revenues for the third quarter increased 2.7 percent to $55,631,000 versus $54,165,000 for the third quarter of last fiscal year. The revenue increase was primarily due to additional restaurants open this period compared to the third quarter of 2004.

        The loss per share for the third quarter of fiscal 2005 after the estimated impairment of $6.6 million is expected to be $(0.28) compared with a restated earnings per diluted share of $0.12 for the same quarter last year. Net loss for the third quarter of 2005, after the estimated impairment is expected to be $3,572,000 compared with a restated net income of $1,614,000 reported in the comparable quarter a year ago after restating to properly account for leases.

        The financial results of the third quarter are expected to be negatively impacted on a pre-tax basis by an aggregate $7,588,000 for asset write-downs or unusual occurrences. These items are noted in our highlights above. In addition to the estimated impairment write-down of $6,567,000, these charges included an inventory write-down of $207,000 associated with our smallware and serviceware inventories, $547,000 of severance costs and $122,000 of professional fees incurred in connection with the resignation and hiring of a chief executive officer during the quarter and $145,000 of accrued fees associated with our financial restatement relating to accounting for leases.

        Comparable same store sales decreased 3.8 percent for the third quarter of fiscal 2005 versus our third quarter of last year. Comparable food sales decreased 4.6 percent while comparable alcohol sales decreased 1.8 percent. Revenues were negatively impacted by New Year’s weekend falling in our second quarter of fiscal 2005 versus our third quarter last year. In addition, the Easter holiday, which is generally a slow sales period, was in our third quarter this year versus our fourth quarter last year. Same store sales decreased approximately $2.0 million in our third quarter of fiscal 2005 versus the comparative quarter of last year. Approximately $1.0 million, or 1.9% of the 3.8% decline in comparable sales, was attributable to the impact of the change in holidays as noted above. The impact of the hockey lockout also negatively impacted our third quarter sales and will continue to impact our sales, especially in our fourth quarter when the playoffs normally occur.

        Total cost of sales and operating expenses as a percent of restaurant sales increased 2.2 percent to 86.6 percent this quarter compared to 84.4 percent in the comparable quarter last year. Labor costs improved 0.5 percent as the result of improvements in all areas. Other operating expenses increased 1.8 percent primarily as the result of the write-down of smallware and serviceware inventories, higher utility expenses, bonus card redemptions on our gift certificates and lower average unit volumes. Occupancy expense increased 0.3 percent primarily as the result of the fixed nature of occupancy expense on lower average unit volumes. Preopening expense increased 0.5 percent as we opened one restaurant in the current quarter and no restaurants in the comparable quarter last year.

        General and administrative expenses for the third quarter were $3,423,000 or 6.2 percent of revenues compared to $3,296,000 or 6.1 percent of revenues in the comparable period last fiscal year. $267,000 of expenses associated with fees related to our financial restatement and professional fees related to the hiring of our new CEO impacted our general and administrative expenses in the quarter.

        The Company opened one Champps restaurant in the third quarter of fiscal 2005 in a suburb of Cleveland and intends to open one additional restaurant in the fourth quarter in Baton Rouge, Louisiana. For fiscal 2006, we have begun construction on a restaurant in Toledo, Ohio that we anticipate opening in our first quarter of fiscal 2006. We have entered into a lease agreement to build a restaurant in Princeton, New Jersey that we anticipate opening in either the third or fourth quarter of fiscal 2006. In addition, we have entered into a management and license agreement relative to a joint-venture restaurant in the new international terminal at the Dallas-Fort Worth Airport that is planned to open in our first quarter of fiscal 2006.

        The Company also concluded that there were material weaknesses in its internal controls as of the end of the third quarter of 2005 due to inadequate staffing, lack of segregation of duties in the accounting department and related matters resulting from the extended period of time that the Company has not had a controller and the previously announced material weakness involving lease accounting.

        In addition, Don Lamb the Company’s chief operating officer has announced his resignation in order to pursue other interests. His duties will be assumed by Mike O’Donnell, our CEO, pending a decision to fill the vacancy.

STRATEGIC INITIATIVES OF NEW CEO

        Michael P. O’Donnell, Champps’ chairman, president and chief executive officer, commented: “As the new chief executive, I am disappointed in the current quarter’s results. However, I am equally encouraged by the initiatives we have undertaken and the people who are working on them. While several events had an impact on sales this quarter, most notably New Year’s weekend falling in our second quarter, Easter coming early this year and the lack of hockey games for our customers to watch, we feel we can improve revenues, same store sales and, ultimately, profitability as the result of the initiatives we are implementing. Our initiatives include:

•	Streamlining our menu with a reduction of approximately 30 percent of the items —This menu will allow for better execution and increased quality of our items and ultimately greater guest satisfaction.

•	Recertification and training at every level of our organization — This will allow us to evaluate our systems and develop our people and culture while creating a heightened awareness of our mission of offering exceptional food and service to our customers.

•	Increase the excitement in our bars — Historically, Champps has been a great place to meet and have fun. We intend to bring that excitement back with a new bar program.

•	Implementation of a more aggressive bonus plan for our restaurant management -We intend to provide our restaurant managers the ability to have direct control of their earnings with unlimited upside potential. This should provide an increased sense of ownership for our managers and positively impact our sales and profitability.

•	New real estate strategy – Our former real estate strategy was to build our restaurants almost exclusively in or near shopping malls. This has not been optimal in several markets and we believe this contributed to the asset impairment charges we are taking in this quarter. On a go forward basis, we are developing an updated Champps specific site model and a new smaller prototype. We currently have three restaurants either under construction or under contract. In the future, we will be evaluating possible additional sites for our restaurants as we refine our selection criteria. This may slow our growth initially as we continue to refine our model and work on our core business.

•	Develop a franchise network – We currently have a search in process for a senior franchise development executive. Historically, franchise development has not been a focus for the Company; however, experienced franchisees can be a great source of growth for the concept. Franchisees can develop markets that are not a priority for the Company and provide Champps the opportunity to acquire the developed territory in the future.

        I am very excited about my new position with Champps and the long term prospects for our great brand.”

        The Company’s management will discuss the results of the fiscal 2005 third quarter on a conference call and simultaneous webcast on Wednesday, May 4, 2005, at 10:00 a.m. EST. To hear the call in a listen-only mode, participants must dial 866-244-4526 (USA) or 703-639-1172 (International) at least ten minutes prior to the start of the call and refer to conference identification number 694061. To hear a live Web simulcast of the call, visit the company’s Web site at www.champps.com, click on the Investor Relations icon and refer to conference identification number 694061.

        If unable to participate at the time of the call, the archived Web cast can be accessed until June 4, 2005, by visiting www.champps.com, clicking on the Investor Relations icon and referring to conference identification number 694061.

        Littleton, Colo.-based Champps Entertainment, Inc. owns and operates 51 and franchises 12 Champps restaurants in 22 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

        Certain statements made in this press release are forward-looking statements based on management’s current experience and expectations. These forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Among the factors that could cause future results to differ materially from those provided in this press release are: the results of the required further evaluation of the estimated impairment charge of $6.6 million and the accuracy and appropriateness of the assumptions used by the Company in estimating the impairment, the ability of the Company to open and operate additional restaurants profitably, the ability of the Company to successfully implement our strategic initiatives to improve revenues and profitability, the impact of intense competition in the casual dining restaurant industry, the Company’s ability to control restaurant operating costs, which are impacted by commodity prices, minimum wage and other employment laws, fuel and energy costs, consumer perceptions of food safety, changes in consumer tastes and trends, and general business and economic conditions. Information on significant potential risks and uncertainties that may also cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the SEC. The words “may,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

(Financial Tables to Follow)

CHAMPPS ENTERTAINMENT, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 3, 2005	March 28, 2004	April 3, 2005	March 28, 2004
	Preliminary	Restated	Preliminary	Restated
Revenue
Sales	$55,481	$54,017	$168,474	$157,431
Franchising and royalty, net	150	148	437	430

Total revenue	55,631	54,165	168,911	157,861

Costs and expenses
Cost of sales and operating expenses:
Product costs	15,357	14,933	46,816	43,816
Labor costs	17,363	17,154	51,971	50,215
Other operating expenses	9,628	8,393	28,015	24,356
Occupancy	5,377	5,061	15,812	14,652
Pre-opening expenses	340	45	984	1,640

Total cost of sales and operating expenses:	48,065	45,586	143,598	134,679

Depreciation and amortization	2,857	2,551	8,320	7,230
General and administrative expenses	3,423	3,296	9,679	8,803
Severance	547	--	547	--
Impairment charges	6,567	--	6,567	--
Other (income) expense	26	63	(95)	146

Income from operations	(5,854)	2,669	295	7,003
Other (income) expense:
Interest expense and income, net	343	602	1,100	1,750
Expenses related to predecessor companies	50	54	315	259
Debt extinguishment costs	-	4	-	4

Income before income taxes	(6,247)	2,009	(1,120)	4,990
Income tax expense (benefit)	(2,675)	395	(1,393)	1,098

Net income	$(3,572)	$1,614	$273	$3,892

Basic income per share:	$(0.28)	$0.13	$0.02	$0.30
Diluted income per share:	$(0.28)	$0.12	$0.02	$0.30
Basic weighted average shares outstanding	12,888	12,799	12,856	12,787
Diluted average shares outstanding	12,888	13,082	13,082	12,961

Supplemental Information -- Restaurant Operating Expenses
(Stated as a percentage of restaurant sales)

	Three Months Ended		Nine Months Ended
	April 3, 2005	March 28, 2004	April 3, 2005	March 28, 2004

Product costs	27.7%	27.6%	27.8%	27.8%
Labor costs	31.3%	31.8%	30.8%	31.9%
Other operating expenses	17.3%	15.5%	16.6%	15.5%
Occupancy	9.7%	9.4%	9.4%	9.3%
Pre-opening expenses	0.6%	0.1%	0.6%	1.0%

Total cost of sales and operating expenses	86.6%	84.4%	85.2%	85.5%
Depreciation and amortization	5.2%	4.7%	5.0%	4.6%
Total cost of sales, operating expenses and
depreciation and amortization	91.8%	89.1%	90.2%	90.1%

General and administrative expense	6.2%	6.1%	5.7%	5.6%

(Stated as a percentage of revenue)

Champps Entertainment, Inc.
Selected Balance Sheet Information
(In thousands, except share data)
(Unaudited)

	January 2, 2005	June 27, 2004
	Preliminary	Restated
Cash and cash equivalents	$2,406	$1,449
Debt	15,619	18,563
Equity	75,765	75,008